Exhibit 99.1

Newfield Exploration Announces Executive Promotions
Newfield President Lee K. Boothby Named to the Additional Role of CEO
and Elected to the Board of Directors

FOR IMMEDIATE RELEASE

Houston – May 11, 2009 – Newfield Exploration Company’s (NYSE: NFX) Board of Directors named Lee K. Boothby, 47, as Chief Executive Officer at the Company's Annual Meeting. He also was elected by Newfield’s stockholders as a member of the Company’s Board of Directors. The Board previously named Boothby to the role of President on February 5. Boothby succeeds David A. Trice, 61, who retired as Chief Executive Officer at the Company’s Annual Meeting. Trice was re-elected as a director and will serve a one-year term as non-executive Chairman of the Board.

“I am excited and enthusiastic about my expanded leadership role at Newfield,” said Boothby. “Newfield has a proud history.  Although we have dramatically transformed our asset base, we have retained great qualities that will carry us into the future: proven people; a diverse portfolio of assets; financial strength; visible growth; and risk management.”

Lee K. Boothby
Boothby joined Newfield nearly 10 years ago and prior to becoming President in February served as Senior Vice President - Acquisitions and Business Development. Prior to this role, he served as President of the Company's Mid-Continent division from February 2002 to October 2007. The Mid-Continent division, located in Tulsa, Okla., has been the Company’s fastest growing division over the last three years in terms of production and reserves. Boothby's leadership is most evident in the success of the Woodford Shale play, now the Company's largest asset.

Gary D. Packer
Gary D. Packer, 46, was promoted to Executive Vice President and Chief Operating Officer. Packer joined Newfield in 1995 and most recently served as President of Newfield's Rocky Mountain division in Denver. He had served in this position since Newfield’s acquisition of Inland Resources in 2004. Packer led the Company's second largest division, more than tripling production and reserves.

Terry W. Rathert
Terry W. Rathert, 56, was promoted to Executive Vice President and Chief Financial Officer. Prior to this promotion, he had served as Senior Vice President and Chief Financial Officer since 1994 and also served as Secretary of Newfield until May 2008. Rathert is a founding member of the Company.

Daryll T. Howard
Daryll T. Howard, 46, was promoted to Vice President - Rocky Mountains, succeeding Gary D. Packer. Prior to this promotion, he had served as East Team Rocky Mountain Asset Manager since June 2008. Previously, he assisted in establishing Newfield’s Malaysia office and the growth of the Company’s international operations. Before this, he held positions of increasing responsibility in Newfield’s Gulf of Mexico organization. He holds B.S. and M.S. degrees in Petroleum Engineering from Louisiana State University.
Samuel E. Langford
Samuel E. Langford, 51, was promoted to Vice President - Corporate Development. Prior to this promotion, he had served as Manager - Acquisitions, Planning and Commercial Development of Newfield’s Mid-Continent division.  He holds a B.S. degree in Mechanical Engineering from Auburn.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield's domestic areas of operation include the Anadarko and Arkoma Basins of the Mid-Continent, the Rocky Mountains, onshore Texas and the Gulf of Mexico. The Company has international operations in Malaysia and China.

For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com